Exhibit 99.2

FINANCIAL PROJECTIONS

In connection with the Plan the Debtors’ management team (“Management”) prepared projected financial information (“Financial Projections”) for the calendar year 2017, which includes actual results through April 30, 2017, and projected results for the eight months from May 1, 2017 to December 31, 2017, and the full calendar years 2018 through 2020 (collectively the “Projection Period”). In connection with the planning and development of the Plan, the Financial Projections were prepared by the Debtors to present the anticipated impact of the Plan. The Financial Projections assume that the Plan will be implemented in accordance with its stated terms.

The Financial Projections are based on a number of assumptions made by Management with respect to key economic variables and the future performance of the Reorganized Debtors’ operations and may be significantly impacted by, among other factors, changes in the competitive environment, and/or a variety of other factors. Accordingly, the estimates and assumptions underlying the Financial Projections are inherently uncertain and are subject to significant business, economic and competitive uncertainties. Furthermore, although

Management prepared the Financial Projections in good faith and believes the assumptions to be reasonable, it is important to note that the Debtors can provide no assurance that such assumptions will be realized. Therefore, such Financial Projections, estimates and assumptions are not necessarily indicative of current values or future performance, which may be significantly less or more favorable than set forth herein. The Financial Projections included herein were prepared in June 2017. Management is unaware of any circumstances as of the date hereof that would require the reforecasting of the Financial Projections due to a material change in the Debtors’ prospects.

THE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS’ INDEPENDENT ACCOUNTANTS, HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THE DEBTORS’ ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION, TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH THE DEBTORS MAY FILE WITH THE SEC OR INCLUDE ON THE DEBTORS’ WEBSITE, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE. THE PROJECTIONS PROVIDED IN THIS OFFERING MEMORANDUM AND DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTOR’ MANAGEMENT. THESE PROJECTIONS, ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, NECESSARILY ARE BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE THE SECTION ENTITLED “RISK FACTORS” IN THE OFFERING MEMORANDUM AND DISCLOSURE STATEMENT TO WHICH THIS APPENDIX E FORMS A PART.

THE FOLLOWING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS.

The estimated and projected consolidated financial information of the Debtors set forth below have been prepared based on the assumption that the completion of the Plan would occur in August 2017. Additional information relating to the principal assumptions used in preparing the Projections is set forth below:

Operating Revenues. In the Financial Projections, operating revenues are forecasted based on current operations. Budgeted volumes are consistent during all periods presented and are based primarily on OEM forecasts, industry forecasts and Management’s operational knowledge for 2017. Operating revenues include annual contractual price increases through the contract expirations, and assume all contracts are renewed upon expiration with similar terms and rate increases.

Net Income. In the Financial Projections, Net Incomes are forecasted based on current operations, and include corporate and terminal overhead savings as a result of recent reductions in personnel, office closures and other targeted cost reductions and productivity improvements. Payroll and benefit costs include increases for wages and benefits agreed to in the new collective bargaining Master Agreement ratified on March 30, 2017.  Depreciation expense is estimated based on capital expenditure levels sufficient to maintain the operations of the current fleet. Interest expense is calculated based on completion of the Amended Offers, including issuance of the New Secured Notes, and assuming that any expiring credit facilities will be renewed during the Projection Period on the same terms as currently applicable.

Adjustments to EBITDA. In the Financial Projections, adjustments to EBITDA are forecasted for the remainder of 2017 based on expected severance and employment agreement costs, expected other, net expenses, primarily comprised of the non-cash impact of foreign currency changes on certain intercompany notes that are other than long-term in nature, expected stock based compensation expenses, and expected losses on the disposition of assets. Adjustments to EBITDA are forecasted for the remainder of Projection Period based on estimated stock based compensation expenses and estimated losses on disposition of assets.

	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2017	2018	2019	2020
Operating revenues	$607,359	$629,505	$638,723	$645,183
Net income	$192,280	$628	$11,635	$15,381
EBITDA	$69,999	$84,403	$85,501	$86,508
Adjusted EBITDA	$73,650	$85,228	$86,221	$87,228